EXHIBIT 2.2

CERTIFICATE OF MERGER

MERGING

CENTURY PARK TRANSITORY SUBSIDIARY, INC.

INTO

ISORAY MEDICAL, INC.

Pursuant to the provisions of the Delaware General Corporation Law (the "Delaware Act"), the undersigned companies adopt the following Certificate of Merger for the purpose of merging Century Park Transitory Subsidiary, Inc. into IsoRay Medical, Inc.

The following Certificate of Merger was approved by the shareholders of each of the undersigned companies in the manner prescribed by the Delaware Act:

ARTICLE I.

MERGER

A.   IsoRay Medical, Inc., formed under the laws of the state of Delaware ("Medical"), into which Century Park Transitory Subsidiary, Inc. ("Disappearing Company"), formed under the laws of the state of Delaware (collectively "Disappearing Company"), is hereby merged, on the effective date of the merger, shall be the corporation to survive the merger and the name under which the corporation will continue is "IsoRay Medical, Inc." Said corporation, hereinafter sometimes called the "Surviving Corporation," shall be governed by the laws of the state of Delaware. Its principal office will be located at 350 Hills Street, Suite 106, Richland, Washington 99354. Medical and Disappearing Company are sometimes referred to herein as the "Constituent Companies."

B.   Five o'clock p.m. (5:00 p.m.) Eastern Time on July 28, 2005 shall be the effective time of the merger and is hereinafter referred to as the "Effective Date."

C.   The Merger Agreement entered into between the Constituent Companies and certain other parties, dated as of May 27, 2005 (the "Merger Plan") has been approved, adopted, certified, executed and acknowledged by IsoRay Medical, Inc. and Century Park Transitory Subsidiary, Inc. in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

The executed Merger Plan is on file at the principal office of the Surviving Corporation, as listed in Article 1(A) above, and a copy of the Merger Plan will be furnished at no cost, upon request, to any shareholder of the Constituent Companies.

D.   From the Effective Date, the merger shall have the effects provided under Delaware law. Without limiting the generality of the foregoing, upon the Effective Date the separate existence of the Disappearing Company shall cease, and the Disappearing Company shall be merged with and into Medical. Medical shall be the Surviving Corporation and the Surviving Corporation, without further deed or action, shall possess all assets and property of every description, and every interest herein wherever located and all rights, privileges, immunities, powers, franchises and authority (of a public as well as of a private nature) of each of the Constituent Companies and all obligations belonging to or due each of the Constituent Companies. Title to any real estate or any interest therein, vested in each Constituent Company, shall not revert or in any way be impaired by reason of the merger. The Surviving Corporation shall be liable for all of the obligations of each Constituent Company, including liability to dissenting shareholders. Any claim existing, or action or proceeding pending, by or against any Constituent Company may be prosecuted to judgment, with right of appeal, as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Disappearing Company. The Surviving Corporation further agrees that it will promptly pay to the dissenting shareholders of the Disappearing Company the amount, if any, to which they shall be entitled under the provisions of the Delaware Act with respect to the rights of dissenting shareholders. All rights of creditors of each Constituent Company shall be preserved unimpaired, and all liens upon the property of any Constituent Company shall be preserved unimpaired, but only on the property affected by such liens immediately before the Effective Date. Whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the Surviving Corporation, the officers of the respective Constituent Companies shall execute, acknowledge and deliver such instruments and do such acts as may be necessary or required. For such purposes, the existence of the Constituent Companies and the authority of their respective officers and directors are continued, notwithstanding the merger.

ARTICLE II.

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

From and after the Effective Date, the Certificate of Incorporation of IsoRay Medical, Inc., as recorded in the office of the Secretary of State of Delaware at the Effective Date, shall be and become the Certificate of Incorporation of the Surviving Corporation, until further amended pursuant to the provisions of the Delaware Act.

ARTICLE III.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

A.  As of the Effective Date, the officers of the Surviving Corporation, who shall hold office until their successors shall have been elected or appointed and shall have been qualified, or as otherwise provided in its Bylaws, are as follows:

President/CEO	Roger Girard
Secretary/Treasurer Chief Financial Officer	David Swanberg Michael Dunlop

The officers of the Surviving Corporation and their number may be changed from time to time as provided by applicable state law and the bylaws of the Surviving Corporation.

B.    As of the Effective Date, the directors of the Surviving Corporation, who shall hold office until their successors shall be duly elected or appointed shall be Roger Girard, David Swanberg, Vincent Low, Karen Thompson, Patrick Kennedy, James Madsen and Donald Segna. The directors of the Surviving Corporation and their number may be changed from time to time as provided by the Delaware Act and the Bylaws of the Surviving Corporation.

C.    The first annual meeting of the shareholders of the Surviving Corporation after the Effective Date shall be the next annual meeting provided by the Bylaws of the Surviving Corporation.

D.    If, on or before the Effective Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving Corporation, or in any of the offices, such vacancy shall hereafter be filled in the manner provided in the Certificate of Incorporation of the Surviving Corporation or in its Bylaws.

ARTICLE IV.

BYLAWS OF SURVIVING CORPORATION

From and after the Effective Date, the present Bylaws of IsoRay Medical, Inc. shall be and become the Bylaws of the Surviving Corporation until the same shall be altered, amended or repealed, or until new Bylaws shall be adopted, in accordance with the provisions of the Delaware Act, the Bylaws and the Certificate of Incorporation of the Surviving Corporation.

ARTICLE V.

CONVERSION OR CANCELLATION OF MEDICAL COMMON STOCK
AND PREFERRED STOCK ON MERGER

A.   As of the Effective Date, by virtue of the merger of the Constituent Companies:

(1)   Without any action on the part of the holder thereof, each share of common stock, $0.001 par value, of Century Park Transitory Subsidiary, Inc. ("Century Sub Common Stock") which is issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value, of IsoRay Medical, Inc. ("Medical Common Stock"). Notwithstanding any other provisions of this Agreement, any shares of Century Sub Common Stock which are unissued by Disappearing Company immediately prior to the Effective Date shall not be converted but shall be canceled.

(2)   Without any action on the part of the holder thereof, each share of Medical Common Stock which is issued and outstanding immediately prior to the Effective Date shall thereupon and without any further action be retired and canceled and become authorized and unissued shares of Medical Common Stock, and by virtue of the merger shall be exchanged for fully paid and nonassessable shares of common stock, $0.001 par value, of Century Park Pictures Corp., a Minnesota corporation (“Century Park”), the parent corporation of Disappearing Company (“Century Park Common Stock”), so that for every one (1) share of Medical Common Stock then outstanding there will be issued 0.881186 shares of Century Park Common Stock. Notwithstanding any other provisions of this Agreement, any shares of Medical Common Stock which are unissued by Medical immediately prior to the Effective Date shall not be converted but shall be canceled.

(3)   Without any action on the part of the holder thereof, each share of Series B preferred stock of Medical (“Medical Preferred Stock”) which is issued and outstanding immediately prior to the Effective Date shall thereupon and without any further action be retired and canceled and become authorized and unissued shares of Medical Preferred Stock, and by virtue of the merger shall be exchanged for fully paid and nonassessable shares of preferred stock, $0.001 par value, of Century Park (“Century Park Preferred Stock”) so that for every one (1) share of Medical Preferred Stock then outstanding there will be issued 0.881186 shares of Century Park Preferred Stock. Notwithstanding any other provisions of this Agreement, any shares of Medical Preferred Stock which are unissued by Medical immediately prior to the Effective Date shall not be converted but shall be canceled.

(4)   The holders of certificates representing shares of Medical Common Stock and Medical Preferred Stock shall cease to have any rights as shareholders of Medical and the sole and indivisible right of such holders shall be the right to receive (i) the number of whole shares of Century Park Common Stock and Century Park Preferred Stock into which their shares of Medical Common Stock and Medical Preferred Stock, shall have been converted by the merger as provided above, and (ii) the corresponding right to receive the cash value of any fraction of a share of Century Park Common Stock and Century Park Preferred Stock as provided below.

(5)   No certificates or scrip representing fractional shares of Century Park Common Stock or Century Park Preferred Stock shall be issued upon the surrender or exchange of Medical certificates, no dividend or other distribution of Century Park shall relate to any fractional Century Park shares, and such fractional Century Park share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Century Park. In lieu of any fractional share of Century Park Common Stock or Century Park Preferred Stock which a stockholder of Medical would be entitled to receive, the Exchange Agent hereafter prescribed shall, upon surrender of a Medical Common Stock or Medical Preferred Stock certificate, pay to the holder of Century Park Common Stock or Century Park Preferred Stock certificates issued in exchange therefor, an amount of cash (without interest) determined by multiplying (i) the price of Century Park Common Stock which shall be $2.00 or the price of Century Park Preferred Stock which shall be $2.00, times (ii) the fractional Century Park Common Stock or Century Park Preferred Stock share interest to which such shareholder would otherwise be entitled.

B.   By virtue of the merger of the Constituent Companies:

(1)   As soon as practicable after the Effective Date, Century Park shall make available for exchange and conversion in accordance with this Article V, by making available to the Exchange Agent (as hereafter prescribed) for the benefit of the shareholders of Medical such number of shares of Century Park Common Stock and Century Park Preferred Stock as shall be issuable in exchange for outstanding shares of Medical Common Stock and Medical Preferred Stock (net of the aggregate number of fractional shares of Century Park in lieu of which cash will be paid). In addition, Century Park will make available to the Exchange Agent, from time to time upon request of the Exchange Agent, such cash as may be necessary to make the cash payments with respect to fractional shares of Century Park Common Stock and Century Park Preferred Stock as provided above.

(2)   As soon as practicable after the Effective Date, Michael Dunlop, CFO of the Surviving Corporation (the "Exchange Agent"), shall mail to each holder of record a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Medical Common Stock and Medical Preferred Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Century Park Common Stock and Century Park Preferred Stock, and the cash payment in lieu of fractional shares of Century Park Common Stock and Century Park Preferred Stock as set forth above.

(3)   After the Effective Date, there shall be no further registration of transfers on the books of the Surviving Corporation of the shares of Medical Common Stock and Medical Preferred Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing such shares or interests are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Century Park Common Stock and Century Park Preferred Stock and for cash as provided in this Article V.

C.   The conversion ratio for converting the shares of Medical Common Stock and Medical Preferred Stock into shares of Century Park Common Stock or Century Park Preferred Stock (and the conversion ratio for the options and warrants described in Article V, Sections D and E below) shall be proportionately adjusted in the event of any stock split, stock dividend, recapitalization, exchange, readjustment or combination of shares or similar actions involving the Century Park Common or Preferred Stock or Medical Common or Preferred Stock, having a record date occurring between the date of execution of the Merger Plan and the Effective Date and shall be proportionately adjusted in the event of any issuance of securities by the Surviving Corporation that occurs between the date of execution of the Merger Plan and the Effective Date.

D.   Upon the Effective Date, Century Park shall convert each outstanding stock option or warrant to acquire one share of Medical Common Stock into an option or warrant to acquire 0.881186 shares of Century Park Common Stock, upon the same terms and conditions as the stock option for Medical Common Stock was granted. Fractional shares shall not be issued but shall be paid in cash as determined by Article V, Section A(5) above. Notwithstanding the foregoing, each holder of outstanding stock options to acquire shares of Medical Common Stock shall have the right, prior to the Effective Date, to exercise such options and use the Medical Common Stock so issued to be converted into Century Park Common Stock as provided above.

E.   Upon the Effective Date, Century Park shall convert each outstanding warrant to acquire one share of Medical Preferred Stock into a warrant to acquire 0.881186 shares of Century Park Preferred Stock, upon the same terms and conditions as the warrant for Medical Preferred Stock was granted. Fractional shares shall not be issued but shall be paid in cash as determined by Article V, Section A(5) above. Notwithstanding the foregoing, each holder of outstanding warrants to acquire shares of Medical Preferred Stock shall have the right, prior to the Effective Date, to exercise such warrants and use the Medical Preferred Stock so issued to be converted into Century Park Preferred Stock as provided above.

ARTICLE VI.

RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Surviving Corporation hereby reserves the right to amend, alter, change or repeal Certificate of Incorporation in the manner now or hereafter prescribed by statute or otherwise provided by law, and all rights and powers conferred in the Certificate of Incorporation on shareholders, directors or officers of the Surviving Corporation, or any other person whomsoever are subject to this reserved power.

ARTICLE VII.

MISCELLANEOUS

This Certificate of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument representing the Certificate of Merger.

[signature page follows]

Dated: July 14, 2005

IsoRay Medical, Inc., a Delaware corporation

By:	/s/ Roger Girard
Roger Girard, President and CEO

ATTEST:

/s/ David Swanberg
David Swanberg, Secretary

Dated: June 28, 2005

Century Park Transitory Subsidiary, Inc., a Delaware corporation

By:	/s/ Thomas Scallen
Thomas Scallen, President

ATTEST:

/s/ Donna Hoy
Donna Hoy, Secretary